Exhibit 10.6

Certain Compensation for Named Executive Officers
for Fiscal 2012

Name	Principal Position	Annual Base Salary	Annual Cash Incentive (1)
C. Larry Pope	President and Chief Executive Officer	$1,100,000	(2)
Robert W. Manly, IV	Executive Vice President and Chief Financial Officer	$700,000	(3)
George H. Richter	President and Chief Operating Officer, Pork Group	$800,000	(4)
Joseph B. Sebring	President of John Morrell	$700,000	(5)
Jerry H. Godwin	President of Murphy-Brown	$750,000	(6)
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(1)	For the annual cash incentive awards, “pre-tax profits” are generally defined as net income before deduction for income taxes and incentive payments to key employees.

(2)	The annual cash incentive formula for Mr. Pope is equal to 1% of Company pre-tax profits subject to a cap of $8 million.

(3)	The annual cash incentive formula for Mr. Manly is equal to 0.50% of Company pre-tax profits subject to a cap of $3 million.

(4)	The annual cash incentive formula for Mr. Richter is equal to 0.50% of Pork Group pre-tax profits subject to a cap of $4 million.

(5)	The annual cash incentive formula for Mr. Sebring is equal to 0.25% of Pork Group pre-tax profits subject to a cap of $2.8 million.

(6)	The annual cash incentive formula for Mr. Godwin is equal to:

▪	0% of the first $50 million of Murphy-Brown pre-tax profits,

▪	0.5% of Murphy-Brown pre-tax profits in excess of $50 million and less than $100 million, and

▪	1.0% of Murphy Brown pre-tax profits in excess of $100 million.